                                                                     Exhibit 2.1

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                                    AGREEMENT

                                       AND

                                 PLAN OF MERGER

                                  BY AND AMONG

                        JAGUAR TECHNOLOGY HOLDINGS, LLC,

                           FIRE TRANSACTION SUB, INC.

                                       AND

                                 FIREPOND, INC.

                           dated as of October 8, 2003


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                                TABLE OF CONTENTS

                                                                                       PAGE
Article 1          The Offer and the Merger.....................................         2

         Section 1.1         THE OFFER..........................................         2
         Section 1.2         COMPANY ACTIONS....................................         2
         Section 1.3         DIRECTORS..........................................         2
         Section 1.4         THE MERGER.........................................         2
         Section 1.5         CLOSING............................................         2
         Section 1.6         EFFECTIVE TIME.....................................         2
         Section 1.7         EFFECTS OF THE MERGER..............................         2
         Section 1.8         THE PROXY STATEMENT; COMPANY STOCKHOLDERS MEETING..         2
         Section 1.9         MERGER WITHOUT A MEETING OF STOCKHOLDERS...........         2

Article 2          Effect of the Merger on the Capital Stock of the Constituent
                   Corporations; Exchange of Certificates.......................         2

         Section 2.1         EFFECT ON CAPITAL STOCK............................         2
         Section 2.2         EXCHANGE OF CERTIFICATES...........................         2
         Section 2.3         DISSENTING SHARES..................................         2
         Section 2.4         STOCK OPTIONS AND PURCHASE PLAN....................         2

Article 3          Representations and Warranties of The Company................         2

         Section 3.1         ORGANIZATION, STANDING AND CORPORATE POWER.........         2
         Section 3.2         COMPANY RECOMMENDATION.............................         2
         Section 3.3         SUBSIDIARIES.......................................         2
         Section 3.4         CAPITAL STRUCTURE..................................         2
         Section 3.5         AUTHORITY; NONCONTRAVENTION........................         2
         Section 3.6         SEC DOCUMENTS; UNDISCLOSED LIABILITIES.............         2
         Section 3.7         INFORMATION SUPPLIED...............................         2
         Section 3.8         ABSENCE OF CERTAIN CHANGES OR EVENTS...............         2
         Section 3.9         LITIGATION.........................................         2
         Section 3.10        COMPLIANCE WITH APPLICABLE LAWS....................         2
         Section 3.11        ENVIRONMENTAL......................................         2
         Section 3.12        INTELLECTUAL PROPERTY..............................         2
         Section 3.13        CONTRACTS..........................................         2
         Section 3.14        BENEFIT PLANS......................................         2
         Section 3.15        TAXES..............................................         2
         Section 3.16        VOTING REQUIREMENTS................................         2
         Section 3.17        BROKERS............................................         2
         Section 3.18        OPINION OF FINANCIAL ADVISOR.......................         2
         Section 3.19        INSIDER INTERESTS..................................         2
         Section 3.20        ABSENCE OF QUESTIONABLE PAYMENTS...................         2

Article 4          Representations and Warranties of the Parent and the
                   Purchaser....................................................         2

         Section 4.1         ORGANIZATION, STANDING AND CORPORATE POWER.........         2


                                       i
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
         Section 4.2         AUTHORITY; NONCONTRAVENTION........................         2
         Section 4.3         INFORMATION SUPPLIED...............................         2
         Section 4.4         INTERIM OPERATIONS OF THE PURCHASER................         2
         Section 4.5         CAPITAL RESOURCES..................................         2
         Section 4.6         BROKERS............................................         2

Article 5          Covenants....................................................         2

         Section 5.1         CONDUCT OF BUSINESS BY COMPANY.....................         2
         Section 5.2         ADVICE OF CHANGES..................................         2
         Section 5.3         NO SOLICITATION BY THE COMPANY.....................         2
         Section 5.4         ACCESS TO INFORMATION; CONFIDENTIALITY.............         2
         Section 5.5         REASONABLE EFFORTS.................................         2
         Section 5.6         EMPLOYEE MATTERS...................................         2
         Section 5.7         INDEMNIFICATION, EXCULPATION AND INSURANCE.........         2
         Section 5.8         FEES AND EXPENSES..................................         2
         Section 5.9         PUBLIC ANNOUNCEMENTS...............................         2
         Section 5.10        COMPANY OPTION.....................................         2

Article 6          Conditions Precedent.........................................         2

         Section 6.1         CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
                             MERGER.............................................         2

Article 7          Termination, Amendment and Waiver............................         2

         Section 7.1         TERMINATION........................................         2
         Section 7.2         EFFECT OF TERMINATION..............................         2
         Section 7.3         PROCEDURE FOR TERMINATION..........................         2

Article 8          General Provisions...........................................         2

         Section 8.1         NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES......         2
         Section 8.2         AMENDMENT..........................................         2
         Section 8.3         EXTENSION; WAIVER..................................         2
         Section 8.4         NOTICES............................................         2
         Section 8.5         DEFINITIONS........................................         2
         Section 8.6         CONSTRUCTION AND INTERPRETATION....................         2
         Section 8.7         COUNTERPARTS.......................................         2
         Section 8.8         ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES.....         2
         Section 8.9         GOVERNING LAW......................................         2
         Section 8.10        ASSIGNMENT.........................................         2
         Section 8.11        ENFORCEMENT........................................         2
         Section 8.12        SEVERABILITY.......................................         2

         Exhibit A           Conditions to the Offer............................       A-1
         Exhibit B           Defined Terms Index................................       B-1


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                          AGREEMENT AND PLAN OF MERGER

      Agreement and Plan of Merger, dated as of October 8, 2003 (this "AGREEMENT"), by and among Jaguar Technology Holdings, LLC, a Delaware limited liability company (the "PARENT"), Fire Transaction Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Parent (the "PURCHASER"), and FirePond, Inc., a Delaware corporation (the "COMPANY").

                                    RECITALS

      1. The manager of the Parent and the respective boards of directors of the Purchaser and the Company have each approved, and the boards of directors of the Purchaser and the Company have each declared advisable the acquisition of the Company by the Parent upon the terms and subject to the conditions set forth in this Agreement.

      2. In furtherance of such acquisition, the Parent proposes to cause the Purchaser to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "OFFER") to purchase all of the outstanding shares of common stock, par value $0.10 per share, of the Company (the "COMPANY COMMON STOCK"), at a price per share of Company Common Stock of $3.16, net to the seller in cash without interest, upon the terms and subject to the conditions set forth in this Agreement.

      3. The manager of the Parent and the respective boards of directors of the Purchaser and the Company have each approved, and the boards of directors of each of the Purchaser and the Company have each declared advisable the merger of the Purchaser with and into the Company (the "MERGER"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of Company Common Stock, other than shares owned by the Parent, the Purchaser or the Company, and other than Dissenting Shares, will be converted into the right to receive the price per share paid in the Offer.

      4. The manager of the Parent and the respective boards of directors of the Purchaser and the Company have each determined that the Offer, the Merger and the other transactions contemplated by this Agreement (the "TRANSACTIONS") are consistent with, and in furtherance of, their respective business strategies and goals.

                                    AGREEMENT

      In consideration of the foregoing and the mutual covenants and agreements in this Agreement, the parties, intending to be legally bound, agree as follows:

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Article 1 The Offer and the Merger

      Section 1.1 THE OFFER.

            (a) Subject to the conditions in this Agreement, as promptly as practicable but in no event later than ten Business Days after the date of the initial public announcement of the execution and delivery of this Agreement, which initial public announcement shall occur no later than the first Business Day following execution of this Agreement, the Purchaser shall, and the Parent shall cause the Purchaser to, commence the Offer within the meaning of the applicable rules and regulations of the Securities and Exchange Commission (the "Commission"). The initial expiration date for the Offer shall be the twentieth Business Day following commencement of the Offer (the "INITIAL EXPIRATION DATE"). The obligations of the Purchaser to, and of the Parent to cause the Purchaser to, commence the Offer and accept for payment, and pay for, shares of Company Common Stock tendered pursuant to the Offer are subject to the conditions set forth in Exhibit A. The Purchaser expressly reserves the right to waive any condition to the Offer or amend or modify the terms of the Offer, except that, without the consent of the Company, the Purchaser shall not (i) reduce the number of shares of Company Common Stock subject to the Offer, (ii) reduce the price per share of Company Common Stock to be paid pursuant to the Offer, (iii) waive the Minimum Condition, add to the conditions set forth in Exhibit A or modify any condition set forth in Exhibit A in any manner adverse to the holders of shares of Company Common Stock, (iv) except as provided in the next sentence, extend the Offer, (v) change the form of consideration payable in the Offer or (vi) otherwise amend the Offer in any manner adverse to the holders of shares of Company Common Stock. Notwithstanding the foregoing, the Purchaser may, without the consent of the Company, (A) extend the Offer, if at the scheduled expiration date of the Offer any of the conditions to the Purchaser's obligation to purchase shares of Company Common Stock are not satisfied, for a period of ten Business Days or such longer period as Purchaser, Parent and the Company shall agree, (B) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or its staff applicable to the Offer, or (C) extend the Offer for any reason on one or more occasions for a period of not more than five Business Days beyond the latest expiration date that would otherwise be permitted under clause (A) or (B) of this sentence. If requested by the Company, the Parent and the Purchaser agree that if all of the conditions to the Offer are not satisfied on any scheduled expiration date of the Offer then, if all such conditions are then reasonably capable of being satisfied before the Termination Date, the Purchaser shall extend the Offer from time to time until such conditions are satisfied or waived, but the Purchaser shall not be required to extend the Offer beyond the Termination Date. For purposes of the immediately preceding sentence, the parties agree that the Minimum Condition shall be considered reasonably capable of being satisfied before the Termination Date. On the terms and subject to the conditions (including Exhibit A) in this Agreement, the Purchaser shall pay, as required under Rule 14e-1(c) of the Exchange Act, for all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer that the Purchaser becomes obligated to purchase pursuant to the Offer. In addition, the Purchaser may provide a subsequent offering period under Rule 14d-11 of the Exchange Act of not less than three Business Days and not more than twenty Business Days.

            (b) On the date of commencement of the Offer, the Parent and the Purchaser shall file with the Commission a Tender Offer Statement on Schedule TO with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "OFFER DOCUMENTS"). The Parent and the Purchaser agree that the Offer Documents shall comply as to form in all material respects with the Securities Exchange Act of 1934 (the "EXCHANGE ACT"). The Offer Documents, on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation, warranty or covenant is made by the Parent or the Purchaser with respect to information supplied by the Company or any of its stockholders for inclusion or incorporation by reference in the Offer Documents. Each of the Parent, the Purchaser and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of the Parent and the Purchaser shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the Commission and the Offer Documents as so amended or supplemented to be disseminated to the Company's stockholders, in each case as and to the extent required by applicable Federal securities laws. The Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents and all documents required to be furnished by the Parent or the Purchaser under Rules 14d-2(b) and 14a-12 of the Exchange Act prior to their transmission to the Commission or dissemination to the Company's stockholders. The Parent and the Purchaser shall provide the Company and its counsel in writing with any comments or other communication that the Parent, the Purchaser or their counsel may receive from the Commission or its staff with respect to the Offer Documents promptly after the receipt of such comments and shall provide the Company and its counsel with a reasonable opportunity to participate in the response to such comments and provide copies of all such responses to the Company and its counsel.

            (c) The Parent shall provide or cause to be provided to the Purchaser on a timely basis the funds necessary to purchase any shares of Company Common Stock that are validly tendered and not withdrawn pursuant to the Offer and that the Purchaser becomes obligated to purchase pursuant to the Offer.

      Section 1.2 COMPANY ACTIONS.

            (a) On the date the Offer Documents are filed with the Commission, the Company shall file with the Commission a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended or supplemented from time to time, the "SCHEDULE 14D-9") describing the recommendation of the board of directors of the Company to the Company's Stockholders that, subject to Section 5.3(d), they accept the Offer, tender their shares pursuant to the Offer and adopt this Agreement, and shall mail the Schedule 14D-9 to the holders of shares of Company Common Stock. The Schedule 14D-9 shall, subject to Section 5.3(d), include the Company Recommendation. The Schedule 14D-9 shall comply as to form in all material respects with the requirements of the Exchange Act and, on the date filed with the Commission and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation, warranty or covenant is made by the Company with respect to information supplied by the Parent or the Purchaser for inclusion or incorporation by reference in the Schedule 14D-9. Each of the Company, the Parent and the Purchaser shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the Commission and disseminated to the Company's stockholders, in each case as and to the extent required by applicable Federal securities laws. The Parent and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 and all documents required to be furnished by the Company under Rules 14d-2(b) and 14a-12 prior to their transmission to the Commission or dissemination to stockholders of the Company. The Company shall provide the Parent and its counsel in writing with any comments the Company or its counsel may receive from the Commission or its staff with respect to the
      Schedule 14D-9 promptly after the receipt of such comments.

            (b) In connection with the Offer and the Merger, the Company shall cause its transfer agent to promptly furnish the Purchaser with mailing labels containing the names and addresses of the record holders of shares of Company Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of shares of Company Common Stock, and shall furnish to the Purchaser such information and assistance (including updated lists of stockholders, security position listings and computer files) as the Parent may reasonably request in communicating the Offer to the Company's stockholders. Pursuant to the Confidentiality Agreement, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the other Transactions, the Parent and the Purchaser shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver to the Company all copies of such information then in their possession or in the possession of their agents or representatives.

      Section 1.3 DIRECTORS.

            (a) Upon the purchase of shares of Company Common Stock pursuant to the Offer and from time to time thereafter, subject to compliance with
      Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, the Parent shall be entitled to designate such number of directors of the Company, rounded down to the next whole number, as is equal to the product of the total number of directors on the Company's board of directors (giving effect to the directors designated by the Parent pursuant to this Section 1.3(a)) multiplied by the Board Fraction. "BOARD FRACTION" shall mean a fraction, the numerator of which shall be the number of shares of Company Common Stock that the Parent and its Subsidiaries beneficially own at the time of calculation of the Board Fraction, and the denominator of which shall be the total number of shares of Company Common Stock then outstanding. Subject to applicable law, the Company shall promptly take such actions as are necessary to enable such designees of the Parent to be elected or appointed to the Company's board of directors, including increasing the number of directors on the Company's board of directors and obtaining the resignations of a number of its incumbent directors, or both. The Company shall use its best efforts to cause the vacancies created by such increase in the number of directors or the resignation of incumbent directors to be filled by the designees of the Parent. At such time, the Company shall also, subject to applicable law or regulatory requirement, take all action necessary to cause persons designated by the Parent to constitute the same board fraction of (i) each committee of the Company's board of directors (except with respect to the committee described in Section 1.3(c) below), (ii) each board of directors (or similar body) of each Subsidiary of the Company and (iii) each committee (or similar body) of each such board.

            (b) Subject to applicable law, the Company shall take all action reasonably requested by the Parent necessary to effect any such election or appointment of the designees of the Parent to the Company's board of directors, including mailing to its stockholders an information statement (as amended or supplemented, the "INFORMATION STATEMENT") containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Company agrees to make such mailing with the mailing of the Schedule 14D-9 so long as the Parent shall have provided to the Company on a timely basis all information required to be included in such Information Statement with respect to the Parent's designees. The Parent and the Purchaser shall be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1.

            (c) If the Parent's designees are elected or appointed to the Company's board of directors, until the Effective Time, the Company's board of directors shall have at least two directors who are directors on the date hereof and who are not affiliates of the Parent or the Purchaser (the "INDEPENDENT DIRECTORS"), but if the number of Independent Directors shall be reduced below two, any remaining Independent Directors (or Independent Director, if there be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Director then remains, the other directors shall use commercially reasonable efforts to designate two persons to fill such vacancies who shall not be Affiliates or Associates of the Parent or the Purchaser, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. The Independent Directors shall form a committee that, during the period from the time shares of Company Common Stock are accepted pursuant to the Offer until the Effective Time, shall have the sole power and authority, by a majority vote of such Independent Directors, for the Company to (a) amend or terminate this Agreement or to extend the time for the performance of any of the obligations or other acts of the Parent or the Purchaser under the Offer, the Merger or this Agreement, (b) exercise or waive any of the Company's rights, benefits or remedies under this Agreement or (c) take any other action under or in connection with this Agreement if such action materially and adversely affects the interests of the holders of shares of Company Common Stock (other than the Parent or the Purchaser).

      Section 1.4 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), the Purchaser shall be merged with and into the Company at the Effective Time. Following the Effective Time, the Company shall be the surviving corporation (sometimes referred to as the "SURVIVING CORPORATION") and shall succeed to and assume all the rights and obligations of the Purchaser in accordance with the DGCL.

      Section 1.5 CLOSING. The closing of the Merger (the "CLOSING") will take place at a time and on a date to be specified by the parties (the "CLOSING DATE"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), unless another time or date is agreed to by the parties. The Closing will be held by facsimile between the offices of Morrison & Foerster, Los Angeles, California, and McDermott, Will & Emery, Boston, Massachusetts, or such other locations as agreed to by the parties.

      Section 1.6 EFFECTIVE TIME. Subject to the provisions of this Agreement, at the Closing Date, the parties shall file a certificate of merger (the "CERTIFICATE OF MERGER") in accordance with the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such subsequent date or time as the Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective is the "EFFECTIVE TIME").

      Section 1.7 EFFECTS OF THE MERGER.

            (a) The Merger shall have the effects set forth in the DGCL.

            (b) Pursuant to the Merger, (i) the certificate of incorporation of the Surviving Corporation shall be amended and restated at the Effective Time to read in the form of the certificate of incorporation of the Purchaser as in effect immediately prior to the Effective Time except that the name of the Surviving Corporation shall be the name of the Company immediately prior to the Effective Time, and as so amended, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law and such certificate of incorporation and (ii) the bylaws of the Purchaser, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by law, by the certificate of incorporation of the Surviving Corporation or by such bylaws.

            (c) The directors of the Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their death, disability, resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Purchaser immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their death, disability, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

      Section 1.8 THE PROXY STATEMENT; COMPANY STOCKHOLDERS MEETING.

            (a) If required by applicable law in order to consummate the Merger following expiration of the Offer or upon request of either the Parent or the Company at any time prior to the expiration of the Offer:

                  (i) The Company and the Parent shall, as promptly as
            practicable, prepare and file with the Commission the Proxy Statement and the Company shall use all reasonable efforts to respond as promptly as practicable to any comments of the Commission with respect thereto and to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable. The Company shall promptly notify the Parent upon the receipt of any comments from the Commission or its staff or any request from the Commission or its staff for amendments or supplements to the Proxy Statement and shall provide the Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the Commission and its staff, on the other hand. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the Commission with respect thereto, the Company (i) shall provide the Parent an opportunity to review and comment on such document or response and (ii) shall include in such document or response all comments reasonably proposed by the Parent.

                  (ii) Subject to Section 5.3(b), the Company shall, as promptly as practicable, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the "COMPANY STOCKHOLDERS MEETING") for the purpose of obtaining the Company Stockholder Approval. Subject to Section 5.3(b), the Company shall, through its board of directors, recommend to its stockholders the adoption of this Agreement. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 1.8(a)(i) shall not be affected by
            (i) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or (ii) the withdrawal or modification by the board of directors of the Company or any committee thereof of the Company Recommendation.

            (b) The Parent shall cause all shares of Company Common Stock purchased pursuant to the Offer and all other shares of Company Common Stock owned by the Parent or any Subsidiary of the Parent or over which Parent exercises voting control to be voted in favor of the adoption of this Agreement at the Company Stockholders Meeting.

      Section 1.9 MERGER WITHOUT A MEETING OF STOCKHOLDERS. Notwithstanding
Section 1.8, if the Purchaser shall have accepted for payment pursuant to the Offer such number of shares of Company Common Stock which, when aggregated with the shares of Company Common Stock otherwise beneficially owned by the Parent or its Subsidiaries, represents at least ninety percent of the outstanding shares of Company Common Stock, the parties will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the Purchaser accepts for payment shares tendered in the Offer. Such merger shall effected in accordance with Section 253 of the DGCL.

Article 2 EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

      Section 2.1 EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of the Purchaser:

            (a) Each issued and outstanding share of capital stock of the Purchaser shall be converted into one fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation.

            (b) Each share of Company Common Stock that is owned by the Company, the Parent or any of their Subsidiaries shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

            (c) Each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.1(b) and Dissenting Shares) shall be converted into the right to receive in cash, without interest, the price per share paid in the Offer (the "MERGER CONSIDERATION"). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock (the "CERTIFICATES") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be issued in consideration therefor upon surrender of such Certificate in accordance with Section 2.2, without interest.

      Section 2.2 EXCHANGE OF CERTIFICATES.

            (a) Prior to the Effective Time, the Parent shall enter into an agreement, effective no later than the Effective Time, with such bank or trust company in the United States reasonably acceptable to the Company (the "PAYING AGENT"), which shall provide that the Parent shall from time to time after the Effective Time, cause the Surviving Corporation to make available to the Paying Agent funds in amounts and at the times necessary for the payment of Merger Consideration pursuant to Section 2.1(c) upon surrender of Certificates, it being understood that any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to the Parent. Parent shall take all steps necessary to enable and cause the Surviving Corporation to provide to the Paying Agent on a timely basis, as and when needed after the Effective Time, cash necessary to pay for the shares of Company Common Stock converted into the right to receive cash pursuant to Section 2.1.

            (b) As soon as reasonably practicable after the Effective Time, but in no event later than five Business Days thereafter, the Paying Agent shall mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as the Parent and the Company may reasonably specify) and (ii) instructions for use in surrendering Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying

      Agent, the holder of such Certificate shall receive in exchange therefor the amount of cash into which the shares formerly represented by such Certificate shall have been converted pursuant to Section 2.1(c), and the Certificate so surrendered shall be canceled. If a transfer of ownership of shares of Company Common Stock has not been registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Parent that such Tax has been paid or is not applicable. No interest shall be paid or will accrue on the cash payable to holders of Certificates pursuant to the provisions of this Article 2.

            (c) All cash paid upon the surrender of Certificates in accordance with the terms of this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Company Common Stock which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to close of business on the day the Effective Time occurs. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article 2, except as otherwise provided by law.

            (d) None of the Parent, the Purchaser, the Company or the Paying Agent shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered immediately prior to the date on which any amounts payable pursuant to this Article 2 would otherwise escheat to or become the property of any Governmental Entity, any such amounts shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

            (e) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Parent, the posting by such Person of a bond in such reasonable amount as the Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto.

            (f) The Parent, the Purchaser or the Paying Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as the Parent, the Purchaser or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986 (the "CODE"), or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by the Parent, the Purchaser or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Parent, the Purchaser or the Paying Agent.

      Section 2.3 DISSENTING SHARES.

            (a) Notwithstanding anything in this Agreement to the contrary and unless otherwise provided by applicable law, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are owned by stockholders who have properly perfected their rights of appraisal in accordance with the provisions of Section 262 of the DGCL (the "DISSENTING SHARES") shall not be converted into the right to receive Merger Consideration, unless and until such stockholders shall have failed to perfect or shall have effectively withdrawn or lost their right of payment under applicable law, but, instead, the holders thereof shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the provisions of the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right of appraisal, each share of Company Common Stock held by such stockholder shall thereupon be deemed to have been converted into the right to receive and become exchangeable for, at the Effective Time, Merger Consideration as provided in Section 2.1(c).

            (b) The Company shall give the Parent (i) prompt notice of any objections filed pursuant to the DGCL received by the Company, withdrawals of such objections and any other instruments served in connection with such objections pursuant to the DGCL and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to objections under the DGCL consistent with the obligations of the Company thereunder. The Company shall not, except with the prior written consent of the Parent, (A) voluntarily make any payment, admission or statement against interest with respect to any such objection, (B) offer to settle or settle any such objection or (C) waive any failure to timely deliver a written objection in accordance with the DGCL.

      Section 2.4 STOCK OPTIONS AND PURCHASE PLAN.

            (a) As soon as practicable following the date of this Agreement, the Company shall ensure that (i) each holder (each, an "OPTIONEE") of an outstanding Company Stock Option shall have the right to irrevocably elect to surrender, immediately prior to the earlier of acceptance for payment of shares of Company Common Stock pursuant to the Offer or consummation of the Merger, any outstanding and unexercised Company Stock Option then held by the Optionee, whether vested or unvested, in exchange for a cash payment equal to (x) the excess, if any, of (A) the price per share of Company Common Stock to be paid pursuant to the Offer over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (y) the number of shares of Company Common Stock then issuable pursuant to the unexercised portion of such Company Stock Option, less any Tax withholding required by the Code or any other Tax law, payable not later than five days after the Effective Time, (ii) each Optionee shall have the right to purchase, effective as of the consummation of Merger, subject to the consummation of the Merger and in accordance with the terms of the relevant plan or document, all or any part of the shares of Company Common Stock subject to any Company Stock Option held by the Optionee, whether vested or unvested (that has not been surrendered pursuant to (i) above), and that each share of Company Common Stock so purchased shall be converted, as of the Effective Time, into the right to receive Merger Consideration, less any Tax withholding required by the Code or any other Tax law, and (iii) each Company Stock Option (with respect to which an Optionee has not exercised one of the rights set forth in this Section 2.4(a)) shall terminate and expire as of the Effective Time.

            (b) Prior to the Effective Time, the Company shall take or cause to be taken such actions as are required to cause (i) the Company Stock Plans to terminate as of the Effective Time, (ii) the provisions in any other Company Benefit Plan providing for the issuance, transfer or grant of any shares of capital stock of the Company or any interest in respect of any capital stock of the Company to be deleted as of the Effective Time, and
      (iii) the exemption from Section 16 under the Exchange Act contemplated by Rule 16b-3(e) to be applicable to the disposition of the Company Common Stock and Company Stock Options in or in connection with the Merger as contemplated by this Agreement by all persons who are officers or directors of the Company.

Article 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Except as set forth on the disclosure letter (each section of which qualifies the correspondingly numbered representation and warranty to the extent specified therein and such other representations and warranties to the extent a matter in such section is disclosed in such a way as to make its relevance to the information called for by such other representation and warranty readily apparent on the face of the disclosure letter) delivered by the Company to the Parent concurrently with the execution of this Agreement (the "COMPANY DISCLOSURE LETTER"), the Company represents and warrants to the Parent and the Purchaser as follows:

      Section 3.1 ORGANIZATION, STANDING AND CORPORATE POWER. The Company and each of its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority is not reasonably likely to have a Material Adverse Effect on the Company. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing, licensing, exploitation or operation of its assets makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on the Company. The Company has made available to the Parent prior to the execution of this Agreement complete and correct copies of its certificate of incorporation and bylaws, as amended to the date of this Agreement.

      Section 3.2 COMPANY RECOMMENDATION. The Company's board of directors, at a meeting duly called and held, has (a) determined that each of this Agreement, the Offer and the Merger are fair to, advisable and in the best interests of the Company and the stockholders of the Company, (b) approved the Transactions, (c) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares to the Purchaser pursuant to the Offer and adopt this Agreement, (d) determined to waive any rights the Company may have under any agreement or otherwise to object to the transfer to the Purchaser as a result of the Offer, and (e) consented to the transfer of shares of Company Common Stock in the Transactions (such action of the Company's board of directors, the "COMPANY RECOMMENDATION"), and the Company Recommendation has not been amended, rescinded or modified. No member of the Company's board of directors voted in a manner adverse to the Company Recommendation. The Company Recommendation constitutes approval of the Merger and the other Transactions by the Company's board of directors under the provisions of Section 203 of the DGCL such that
Section 203 of the DGCL does not apply to the Parent, the Purchaser, this Agreement or any of the Transactions. No other state takeover, antitakeover, moratorium, fair price, interested stockholder, business combination or similar statute or rule is applicable to the Offer, the Merger or the other Transactions.

      Section 3.3 SUBSIDIARIES. Section 3.3 of the Company Disclosure Letter sets forth a true and complete list of each of the Company's Subsidiaries. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been validly issued, are fully paid and nonassessable and are owned directly or indirectly by the Company, free and clear of all pledges, claims, liens, charges, encumbrances, mortgages and security interests of any kind or nature whatsoever (collectively, "LIENS") and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except restrictions arising under applicable securities law.

      Section 3.4 CAPITAL STRUCTURE. The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.10 per share, of the Company ("COMPANY AUTHORIZED PREFERRED STOCK"). As of September 30, 2003, (a) 3,669,121 shares of Company Common Stock were issued and outstanding; (b) no shares of Company Common Stock were held by the Company in its treasury; (c) no shares of Company Authorized Preferred Stock were issued or outstanding; (d) 691,683 shares of Company Common Stock were issuable upon exercise of outstanding stock options (collectively, "COMPANY STOCK OPTIONS") granted under Company Stock Plans; and (e) 47,663 shares of Company Common Stock were issuable upon exercise of outstanding warrants issued by the Company. Except as set forth above, as of the date of this Agreement, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights ("SARS") or rights (other than Company Stock Options) to receive shares of Company Common Stock on a deferred basis or other rights linked to the value of shares of Company Common Stock granted under the stock plans listed in Section 3.4 of the Company Disclosure Letter (such plans, collectively, the "COMPANY STOCK PLANS"). All outstanding Company Stock Options have been granted pursuant to award agreements in substantially the forms approved for use or otherwise duly authorized under the Company Stock Plans. No bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or any of its Subsidiaries may vote are issued or outstanding or subject to issuance. All outstanding shares of capital stock of the Company are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and will be delivered free and clear of all Liens (other than Liens created by or imposed upon the holders thereof) and not subject to preemptive rights. Except as set forth in this Section 3.4 or disclosed on Section 3.4 of the Company Disclosure Letter (including pursuant to the conversion or exercise of the securities referred to above), (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of the Company or any of its Subsidiaries (other than shares of capital stock or other voting securities of such Subsidiaries that are directly or indirectly owned by the Company free and clear of Liens), (B) any securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of, or other ownership interests in, the Company or any of its Subsidiaries or (C) any warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, and no obligation of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock or other voting securities of, or other ownership interests in, the Company or any of its Subsidiaries and (y) there are not any outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. The Company is not a party to any voting agreement with respect to the voting of any such securities. Other than the capital stock of, or other equity interests in, its Subsidiaries, the Company does not, directly or indirectly, beneficially own any securities or other beneficial ownership interests in any other entity.

      Section 3.5 AUTHORITY; NONCONTRAVENTION.

            (a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Stockholder Approval, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Parent and Purchaser, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

            (b) The execution and delivery of this Agreement does not, and the consummation of the Transactions and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of amendment, renegotiation, termination, cancellation or acceleration of any obligation or to the loss of a benefit under or to the increase of obligations under, or result in the creation of any Lien upon any of the properties or assets owned by, or licensed to, or leased by the Company or any of its Subsidiaries under, (i) the certificate of incorporation or bylaws of the Company or the comparable organizational documents of any of its Subsidiaries, (ii) any Contract, commitment, arrangement, understanding, instrument, permit, concession, franchise or similar authorization applicable to the Company or any of its Subsidiaries or their respective assets or (iii) subject to the governmental filings and other matters referred to in Section 3.5(c), (A) any judgment, order or decree or (B) any statute, treaty, convention, directive, law, ordinance, rule, regulation, order or restriction, in each case applicable to the Company or any of its Subsidiaries or their respective owned, licensed or leased properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that, individually and in the aggregate, would not reasonably be expected to (x) have a Material Adverse Effect on the Company, (y) significantly impair the ability of the Company to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of any of the Transactions.

            (c) No consent, approval, order or authorization of, action by or in respect of, or registration, recordation, declaration or filing with, any Federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (each a "GOVERNMENTAL ENTITY") is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transactions, except for (i) the filing with the Commission of (A) the
      Schedule 14D-9, (B) a proxy statement or information statement relating to Company Stockholders Meeting (such proxy statement or information statement, as amended or supplemented from time to time, the "PROXY STATEMENT"), and (C) such reports under Section 13(a), 13(d), 14(f), 15(d) or 16(a) of the Exchange Act, as may be required in connection with this Agreement and the Transactions; (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business; and (iii) such other consents, approvals, orders, authorizations, registrations, recordations, declarations and filings the failure of which to be made or obtained, individually or in the aggregate, would not be expected to (x) have a Material Adverse Effect on the Company, (y) significantly impair the ability of the Company to perform its obligations under this Agreement or
      (z) prevent or materially delay the consummation of any of the Transactions.

      Section 3.6 SEC DOCUMENTS; UNDISCLOSED LIABILITIES. The Company has filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the Commission since February 4, 2000 (the "COMPANY SEC DOCUMENTS"). Except as corrected by subsequent filings, as of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933 (the "SECURITIES ACT") or the Exchange Act, as the case may be, and none of the Company SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as corrected by subsequent filings, the financial statements of the Company included in Company SEC Documents comply as to form, as of their respective dates of filing with the Commission, in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto (the "ACCOUNTING RULES"), have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments, which are in the aggregate not material). Except (i) as disclosed in the financial statements contained in the Company Filed SEC Documents or in the notes thereto or (ii) for liabilities incurred in connection with this Agreement or the Transactions, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated Subsidiaries or in the notes thereto, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

      Section 3.7 INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the Offer Documents, the Schedule 14D-9 or the Information Statement will, at the time it is filed with the Commission or first published, sent or given to the Company's stockholders, or at the time of any amendment or supplement thereof, or (b) the Proxy Statement will, at the time it is filed with the Commission, sent or given to the Company's stockholders, at the time of the Company Stockholders Meeting, or at the time of any amendment or supplement thereof, in each case, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9, the Information Statement and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by the Parent or the Purchaser for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9, the Information Statement or the Proxy Statement.

      Section 3.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except for liabilities incurred in connection with the Transactions and except for changes disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement (as amended to the date of this Agreement, the "COMPANY FILED SEC DOCUMENTS"), since October 31, 2002, the Company and its Subsidiaries have conducted their business only in the ordinary course, and since such date there has not been (a) any Material Adverse Change in the Company, (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, (c) any purchase, redemption or other acquisition of any shares of capital stock or any other securities of the Company or any of its Subsidiaries or any options, warrants, calls or rights to acquire such shares or other securities, (d) any split, combination or reclassification of any of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company's capital stock, (e) (i) any granting by the Company or any of its Subsidiaries to any current or former director, executive officer or other key employee of the Company or its Subsidiaries of any increase in compensation, bonus, royalties, commissions or other benefits, except for normal increases in cash compensation, bonus or other benefits in the ordinary course of business consistent with past practice, (ii) any granting by the Company or any of its Subsidiaries to any such current or former director, executive officer or key employee of any increase in severance or termination pay, (iii) any entry by the Company or any of its Subsidiaries into, or any material amendments of, any Company Benefit Agreement, (iv) any material amendment to, or modification of, any Company Stock Option or (v) any adoption of, or material amendment to, a Company Benefit Plan, (f) except insofar as may have been required by a change in GAAP, any change in accounting methods, principles or practices by the Company or any of its Subsidiaries materially affecting their respective assets, liabilities, results of operations or businesses, (g) any Tax election that, individually or in the aggregate, would reasonably be expected to adversely affect in any material respect the Tax liability or Tax attributes of the Company or any of its Subsidiaries, (h) any settlement or compromise of any material income tax liability, (i) any revaluation by the Company or any of its Subsidiaries of any of the material assets of the Company or any of its Subsidiaries, (j) the entering into, modification, termination, nonrenewal or assignment of any rights or delegation of any obligations under any Material Contract or any other agreement with regard to the acquisition, licensing in or disposition or licensing out of any material Intellectual Property Rights or rights thereto, other than in the ordinary course of business consistent with past practice or not in the ordinary course of business and not consistent with past practice, or (k) any lapse, reversion, termination or expiration of any Intellectual Property Rights, except where such lapse, reversion, termination or expiration, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

      Section 3.9 LITIGATION. Except as disclosed in Section 3.9 of the Company Disclosure Letter, there is no suit, action, proceeding, arbitration or written claim (collectively, "LITIGATION") pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries that, individually or in the aggregate, would, if decided adversely to the Company, reasonably be expected to have a Material Adverse Effect on the Company, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries having, or which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Section 3.9 of the Company Disclosure Letter sets forth (a) a complete list of all Litigation to which to the Company or any of its Subsidiaries is a party as of the date of this Agreement, (b) to the Company's Knowledge, a list of all potential matters or facts or circumstances which could reasonably be expected to lead to Litigation involving the Company or any of its Subsidiaries and General Motors Corporation or any of its subsidiaries or affiliates.

      Section 3.10 COMPLIANCE WITH APPLICABLE LAWS. The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities (the "COMPANY PERMITS") that are required for them to own, lease, license, exploit or operate their assets and to carry on their businesses, except where the failure to hold any such Company Permit, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and its Subsidiaries are in compliance with the terms of Company Permits and all applicable treaties, conventions, directives, statutes, laws, ordinances, rules, regulations, orders and restrictions, except where the failure to so comply, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. No action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any Person, in each case with respect to the Company or any of its Subsidiaries or any of their respective properties, is pending or, to the Knowledge of the Company, threatened other than those the outcome of which, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company or significantly impair the ability of the Company to perform its obligations under this Agreement or to prevent the consummation of any of the transactions contemplated by this Agreement.

      Section 3.11 ENVIRONMENTAL. There have been no Releases of any Hazardous Materials at, on or under any facility or property currently or formerly owned, leased, or operated by the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is the subject of any pending or, to Company's Knowledge, threatened investigation or proceeding under Environmental Law relating in any manner to the off-site treatment, storage or disposal of any Hazardous Materials generated at any facility or property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has assumed or otherwise agreed to be responsible for any liabilities arising under Environmental Law which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company. The term "ENVIRONMENTAL LAW" means any and all applicable laws or regulations or other requirements of any Governmental Entity concerning the protection of human health or the environment. The term "HAZARDOUS MATERIALS" means all explosive or regulated radioactive materials, hazardous or toxic substances, wastes or chemicals, petroleum (including crude oil or any fraction thereof), and all other materials or chemicals regulated under any Environmental Law. The term "RELEASE" means any spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, emanation or migration in, into, onto, or through the environment.

      Section 3.12 INTELLECTUAL PROPERTY.

            (a) The Company and its Subsidiaries have such ownership of or such rights by license or otherwise in all patents and patent applications, mask works, trademarks and service marks, trademark and service mark registrations and applications, trade names, logos, brands, titles, copyrights, subsidiary rights, copyright registrations and applications, trade secrets, names and likenesses, know-how, proprietary processes, compositions of matter, formulae, designs, computer software programs and other proprietary rights as are necessary to conduct and permit the conduct of the business of the Company and its Subsidiaries as currently conducted (collectively, the "INTELLECTUAL PROPERTY RIGHTS"), except where the failure to have such ownership or right by license or otherwise, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Section 3.12 of the Company Disclosure Letter sets forth a list of all (i) registered Intellectual Property Rights owned by the Company and (ii) material registered Intellectual Property Rights licensed or otherwise used by the Company in the conduct of its business.

            (b) The conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe upon the intellectual property rights of any third party or violate the privacy rights of any third party or defame any third party and there are no such present or, to the Knowledge of the Company, threatened infringements or violations of the Intellectual Property Rights by any third party, except, in either case, for such infringements or violations which, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

            (c) Neither the Company nor any of its Subsidiaries is a party to or bound by any Contract (A) that contains any non-competition covenant or exclusivity commitment that restricts, in any material respect, the manner in which, medium in which, or the localities in which, all or a material portion of the business of the Company and its Subsidiaries, taken as a whole, is conducted, (B) pursuant to which the Company or any of its Subsidiaries has assigned, transferred, licensed or granted to a third party any Intellectual Property Right on an exclusive basis or (C) that contains any "most favored nation" pricing provision.

      Section 3.13 CONTRACTS. Except as set forth on Section 3.13 of the Company Disclosure Letter or Contracts filed as exhibits to the Company Filed SEC Documents, as of the date of this Agreement, none of the Company or any of its Subsidiaries is a party to or bound by, and none of their properties or assets are bound by or subject to, any written, electronic or oral:

            (a) Contract that restricts in any material respect the manner in which, or the localities in which, all or a material portion of the business of the Company and its Subsidiaries is conducted;

            (b) Contract under which the Company or any of its Subsidiaries has
      (i) incurred any indebtedness for borrowed money that is currently outstanding, (ii) given any guarantee in respect of indebtedness for borrowed money (excluding intercompany indebtedness) or (iii) granted any pledge, mortgage or other security interest in any property or assets of the Company or any of its Subsidiaries; or

            (c) Contract in respect of any joint venture, partnership, business alliance or similar arrangement between the Company or any of its Subsidiaries and any third party involving a material ownership interest in any such entity.

      Each Contract of the Company and its Subsidiaries is in full force and effect and is a legal, valid and binding agreement of the Company or such Subsidiary and, to the Knowledge of the Company or such Subsidiary, of each other party thereto, enforceable against the Company or any of its Subsidiaries, as the case may be, and, to the Knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms, in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law), except for such failures to be in full force and effect or enforceable that, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Except as would not reasonably be expected, individually and in the aggregate, to have a Material Adverse Effect on the Company, each of the Company and its Subsidiaries has performed or is performing all obligations required to be performed by it under its Contracts and is not (with or without notice or lapse of time or both) in breach or default thereunder, and, to the Knowledge of the Company or such Subsidiary, no other party to any of its Contracts is (with or without notice or lapse of time or both) in breach or default thereunder.

      Section 3.14 BENEFIT PLANS.

            (a) Section 3.14(a) of the Company Disclosure Letter lists (i) each individual employment, termination, or severance agreement with employees or former employees of the Company whose annual compensation is at a base rate equal to or exceeding $75,000, (ii) all employee benefit plans as that term is defined in Section 3(3) of the Employee Retirement and Income Security Act of 1974 ("ERISA") and (iii) all other plans maintained or contributed to by the Company for the benefit of its employees (or former employees) and/or their beneficiaries ("BENEFIT PLANS"). An arrangement will not fail to be a Benefit Plan simply because it only covers one individual.

            (b) The Company has delivered to the Parent a true and complete copy of the following documents (to the extent that they are applicable): (i) each Benefit Plan and any related funding agreements, including all amendments (and Section 3.14(b) of the Company Disclosure Letter includes a description of any such amendment that is not in writing), and (ii) the two most recent Form 5500s (including all applicable schedules and the opinions of the independent accountants) that were filed on behalf of any Benefit Plan.

            (c) Each Benefit Plan at all times has been operated substantially in accordance with its terms, and complies currently, and has complied in the past, both in form and in operation, with all applicable laws, including ERISA and the Code.

            (d) The Company does not maintain any Benefit Plan that provides (or will provide) medical, death, or other fringe benefits to former employees or independent contractors (including retirees), other than benefits that are required to be provided pursuant to Section 4980B of the Code or state law continuation coverage or conversion rights.

            (e) Except as provided in Section 3.14(e) of the Company Disclosure Letter, none of the Benefit Plans provide any benefits that would result in excess parachute payments (within the meaning of Section 280G of the Code), either (i) solely as a result of the consummation of the Transactions or (ii) as a result of the consummation of the Transactions and any actions taken after the Closing. Furthermore, the consummation of the transactions will not require the funding (whether formal or informal) of the benefits under any Benefit Plan (e.g., contributions to a "Rabbi Trust").

            (f) No Benefit Plan is subject to Title IV of ERISA.

            (g) To the Knowledge of the Company, none of the Persons performing services for the Company have been improperly classified as being independent contractors, leased employees or as being exempt from the payment of wages for overtime.

            (h) To the Knowledge of the Company, there are no investigations, proceedings, or lawsuits, either currently in progress or expected to be instituted in the future, relating to any Benefit Plan, by any Governmental Entity.

            (i) Other than routine claims for benefits under the Benefit Plans and those relating to qualified domestic relations orders, there are no
      (i) pending or (ii) to the Knowledge of the Company, threatened lawsuits or other claims against or involving any

      Benefit Plan, or any Fiduciary (within the meaning of Section 3(21)(A) of ERISA) of such Benefit Plan brought on behalf of any participant, beneficiary, or Fiduciary thereunder, nor is there any reasonable basis for any such claim.

            (j) The Company has no intention or commitment, whether legally binding or not, to create any additional Benefit Plan, or to modify any existing Benefit Plan so as to increase benefits to participants or the cost of maintaining the Benefit Plan. The benefits under all Benefit Plans are as represented, and have not been, and will not be, increased subsequent to the date of this Agreement. No statement, either oral or written, has been made by the Company (or any agent of the Company) to any Person regarding any Benefit Plan that is not in accordance with the Plan that could have adverse economic consequences to the Parent or the Surviving Corporation.

            (k) All costs of administering and contributions required to be made to each Benefit Plan under the terms of that Benefit Plan, ERISA, the Code, or any other applicable law have been timely made, and are fully deductible in the year for which they were paid, and all other amounts that should be accrued to date as liabilities of the Company under or with respect to each Benefit Plan (including administrative expenses and incurred but not reported claims) for the current plan year of the Benefit Plan have been recorded on the books of the Company.

            (l) Each compensation and benefit plan required to be maintained or contributed to by the law or applicable custom or rule of the relevant jurisdiction outside of the United States (the "COMPANY INTERNATIONAL PLANS") is listed in Section 3.14(l) of the Company Disclosure Letter. As regards each such Company International Plan, unless disclosed in Section 3.12(l) of the Company Disclosure Letter (i) each of the Company International Plans is in compliance with the provisions of the laws of each jurisdiction in which each such Company International Plan is maintained, to the extent those laws are applicable to the Company International Plans; (ii) all contributions to, and payments from, the Company International Plans which may have been required to be made in accordance with the terms of any such Company International Plan, and, when applicable, the law of the jurisdiction in which such Company International Plan is maintained, have been timely made or shall be made by the Closing Date, and all such contributions to the Company International Plans, and all payments under the Company International Plans, for any period ending before the Closing Date that are not yet, but will be, required to be made, are reflected as an accrued liability in the most recent audited financial statements in the Company Filed SEC Documents; (iii) the Company has complied with all applicable reporting and notice requirements, and all of the Company International Plans have obtained from the governmental body having jurisdiction with respect to such plans any required determinations, if any, that such Company International Plans are in compliance with the laws of the relevant jurisdiction if such determinations are required in order to give effect to the Company International Plan; (iv) each of the Company International Plans has been administered in accordance with its terms and applicable law and regulations; (v) to the Knowledge of the Company, there are no pending investigations by any Governmental Entity involving the Company International Plans, and no pending claims (except for claims for benefits payable in the normal operation of the Company International Plans), suits or proceedings against any Company International Plan or asserting any rights or claims to benefits under any

      Company International Plan; and (vi) the consummation of the Transactions will not by itself create or otherwise result in any liability with respect to any Company International Plan, other than the triggering of payment to participants.

            (m) For purposes of this Section 3.14 only, the term the "COMPANY" shall include any entity that is aggregated with the Company under Section 414(b), 414(c), 414(m), or 414(o) of the Code.

            (n) None of the representations or warranties in this Section 3.14 shall be deemed to be untrue, incorrect or breached unless, when combined with all of the other untruths, incorrectnesses or breaches, in this
      Section 3.14, it would reasonably be expected to have a Material Adverse Effect on the Company.

      Section 3.15 TAXES.

            (a) Each of the Company and its Subsidiaries has filed all material Tax Returns required to be filed by it and all such returns are complete and correct in all material respects, or requests for extensions to file such Tax Returns have been timely filed, granted and have not expired. The Company and each of its Subsidiaries has paid (or caused to be paid) all Taxes shown as due on such tax returns, and the most recent financial statements contained in Company Filed SEC Documents reflect an adequate reserve (in addition to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) of tax for all Taxes payable by the Company and its Subsidiaries for all Taxable periods and portions thereof accrued through the date of such financial statements.

            (b) No Tax Return of the Company or any of its Subsidiaries is under audit or examination by any taxing authority, and no written notice of such an audit or examination has been received by the Company or any of its Subsidiaries. There is no deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Company or any of its Subsidiaries. Each deficiency resulting from any completed audit or examination relating to Taxes by any Taxing authority has been timely paid, except for such deficiencies being contested in good faith and for which adequate reserves are reflected on the financial statements of the Company. Except as set forth in Section
      3.15 of the Company Disclosure Letter, the United States Federal income Tax Returns of the Company and each of its Subsidiaries consolidated in such Tax Returns have been either examined by and settled with the IRS or closed by virtue of the applicable statute of limitations and no requests for waivers of the time to assess any such Taxes are pending.

            (c) No liens for Taxes (other than for current Taxes not yet due and payable) exist with respect to any assets or properties of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is bound by any agreement with respect to Taxes.

            (d) For U.S. Federal income Tax purposes, neither the Company nor any of its Subsidiaries will be required to include in a Taxable period ending after the Effective Time Taxable income attributable to income that accrued (for purposes of the financial statements of the Company included in Company Filed SEC Documents) in a prior Taxable period but was not recognized for tax purposes in any prior Taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or for any other reason.

            (e) Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock to any Person that is not a member of the affiliated group of corporations of which the Company is the common the Parent qualifying for Tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Offer or the Merger.

            (f) As used in this Agreement, (a) "TAXES" shall include (A) all forms of taxation, whenever created or imposed, and whether domestic or foreign, and whether imposed by a national, Federal, state, provincial, local or other Governmental Entity, including all interest, penalties and additions imposed with respect to such amounts, (B) liability for the payment of any amounts of the type described in clause (A) as a result of being a member of an affiliated, consolidated, combined or unitary group and (C) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amount described in clause (A) or (B) and (b) "TAX RETURNS" shall mean all domestic or foreign (whether national, Federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms and information returns relating to Taxes and any amended Tax Return.

      Section 3.16 VOTING REQUIREMENTS. The affirmative vote of the holders of a majority of the voting power of all outstanding shares of Company Common Stock at the Company Stockholders Meeting to adopt this Agreement (the "COMPANY STOCKHOLDER APPROVAL") is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the Transactions.

      Section 3.17 BROKERS. No broker, investment banker, financial advisor or other Person, other than Houlihan Lokey Howard & Zukin, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. Prior to the date of this Agreement, the Company has made available to the Parent true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the Persons to whom such fees are payable.

      Section 3.18 OPINION OF FINANCIAL ADVISOR. The Company has received the written opinion of Houlihan Lokey Howard & Zukin, dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Offer and the Merger by the Company's stockholders is fair from a financial point of view to the stockholders of the Company, a signed copy of which opinion has been or promptly will be delivered to the Parent.

      Section 3.19 INSIDER INTERESTS. No officer or director of the Company or any of its Subsidiaries has any material interest in any property, real or personal, tangible or intangible, including inventions, patents, trademarks or trade names, used in or pertaining to the business of the Company or any of its Subsidiaries.

      Section 3.20 ABSENCE OF QUESTIONABLE PAYMENTS. Neither the Company nor any of its Subsidiaries nor any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act. Neither the Company nor any of its Subsidiaries nor, to the Company's Knowledge, any current director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries, has accepted or received any unlawful contributions, payments, gifts or expenditures. The Company and each of its Subsidiaries which is required to file reports pursuant to Section 12 or 15(d) of the Exchange Act is in compliance with the provisions of Section 13(b) of the Exchange Act.

Article 4    REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE PURCHASER

      The Parent and the Purchaser represent and warrant to the Company as follows:

      Section 4.1 ORGANIZATION, STANDING AND CORPORATE POWER. Each of the Parent and the Purchaser are duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate (or other) power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent or the Purchaser.

      Section 4.2 AUTHORITY; NONCONTRAVENTION.

            (a) Each of the Parent and the Purchaser has all requisite corporate (or other) power and authority to enter into this Agreement and to consummate the Transactions. The execution and delivery of this Agreement by the Parent and the Purchaser and the consummation of the Transactions have been duly authorized by all necessary corporate (or other) action on the part of the Parent and the Purchaser. This Agreement has been duly executed and delivered by the Parent and the Purchaser and, assuming the due authorization, execution and delivery by the Company, constitute legal, valid and binding obligations of the Parent and the Purchaser, as applicable, enforceable against each of them in accordance with its terms.

            (b) The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Parent or the Purchaser under, (i) the certificate of incorporation or bylaws of the Parent or the Purchaser, (ii) any Contract applicable to the Parent or the Purchaser or their respective properties or assets or
      (iii) subject to the governmental filings and other matters referred to in
      Section 4.2(c), (A) any judgment, order or decree or (B) any statute, treaty, convention, directive, law, ordinance, rule, regulation, order or restriction, in each case applicable to the Parent or any of its Subsidiaries or their respective owned, licensed or leased properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that, individually and in the aggregate, are not reasonably likely to (x) impair the ability of the Parent or the Purchaser to perform its obligations under this Agreement, (y) prevent or materially delay the consummation of the Transactions or (z) have a Material Adverse Effect on the Parent or the Purchaser.

            (c) No consent, approval, order or authorization of, action by, or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Parent or the Purchaser in connection with the execution and delivery of this Agreement by the Parent and the Purchaser or the consummation by the Parent and the Purchaser of the Transactions, except for (i) the filing with the Commission of the Offer Documents and such other reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Parent is qualified to do business; and (iii) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be made or obtained, individually and in the aggregate, are not reasonably likely to (x) impair the ability of the Parent or the Purchaser to perform its obligations under this Agreement (y) prevent or materially delay the consummation of the Transactions or (z) have a Material Adverse Effect on the Parent or the Purchaser.

      Section 4.3 INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Parent for inclusion or incorporation by reference in (a) the Offer Documents, the Schedule 14D-9 or the Information Statement will, at the date it is filed with the Commission or first published, sent or given to the Company's stockholders, or at the time of any amendment or supplement thereof or
(b) the Proxy Statement will, at the time it is filed with the Commission, mailed to the Company's stockholders, at the time of Company Stockholders Meeting, or at the time of any amendment of supplement thereof, in each case, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

      Section 4.4 INTERIM OPERATIONS OF THE PURCHASER. The Purchaser was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other significant business activities and has conducted its operations only as contemplated hereby.

      Section 4.5 CAPITAL RESOURCES. The Parent has or, on or prior to the Closing Date will have, sufficient cash or access to cash to enable the Parent to cause the Purchaser or the Surviving Corporation, as the case may be, to pay for all shares of Company Common Stock validly tendered into and not validly withdrawn from the Offer and to pay the Merger Consideration. The Parent has delivered to the Company a true and correct copy of that certain financing commitment letter addressed to the Parent from TSD Investments, LLC, dated as of October 8, 2003.

      Section 4.6 BROKERS. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Parent or the Purchaser other than NMPP, Inc., the fees and expenses of which will be paid by the Purchaser.

Article 5  COVENANTS

      Section 5.1 CONDUCT OF BUSINESS BY COMPANY. Except as provided in the Company's Operating Plan previously provided to Parent (the "COMPANY OPERATING PLAN"), as otherwise expressly contemplated by this Agreement or as consented to in writing by the Parent, such consent not to be unreasonably withheld or delayed, during the period from the date of this Agreement to the earliest of
(a) such time as nominees of the Parent shall comprise a majority of the members of Company's board of directors (the "APPOINTMENT DATE"), (b) the termination of this Agreement in accordance with Article 7 or (c) the Effective Time, the Company shall, and shall cause its Subsidiaries to, carry on their respective businesses only in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact their current business organizations, use commercially reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those Persons having business dealings with them. Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of this Agreement to the earliest of (a) the Appointment Date, (b) the termination of this Agreement in accordance with Article 7 or (c) the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to:

            (a) other than dividends and distributions (including liquidating distributions) by a direct or indirect wholly owned Subsidiary of the Company to its parent, (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (other than pursuant to the exercise of existing stock repurchase rights listed in Section 3.4 of the Company Disclosure Letter);

            (b) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien (i) any shares of its capital stock, (ii) any other voting securities, (iii) any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or (iv) any "phantom" stock or stock rights, SARs or stock-based performance units, other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding as of the date hereof in accordance with their present terms;

            (c) amend its certificate of incorporation, bylaws or other comparable organizational documents;

            (d) acquire, license or agree to acquire or license (i) by merging or consolidating with, or by purchasing or licensing assets of, or by any other manner, any business, division or Person or any equity or debt interest therein or (ii) any assets, other than immaterial assets or assets acquired in the ordinary course of business consistent with past practice;

            (e) sell, lease, license out, sell and leaseback, mortgage or otherwise encumber or subject to any Lien (other than any Lien imposed by law, such as a carriers', warehousemen's or mechanics' Lien) or otherwise dispose of any of its properties or assets (including securitizations), other than sales or non-exclusive licenses out of finished goods or services in the ordinary course of business consistent with past practice;

            (f) repurchase, prepay or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other Contract to maintain any financial statement condition of another Person or enter into any Contract having the economic effect of any of the foregoing, except or to refund existing or maturing intercompany indebtedness between Company and any of its Subsidiaries or between such Subsidiaries;

            (g) make any loans, advances or capital contributions to, or investments in, any other Person, other than Company or any direct or indirect wholly owned Subsidiary of the Company pursuant to existing obligations in written agreements of which the Parent's legal and financial advisors have been provided copies (or given access) in connection with the Transactions;

            (h) make or agree to make any new capital expenditures, or enter into any Contract providing for payments which, individually, are in excess of $10,000 or, in the aggregate, are in excess of $50,000, except for Contracts entered into in the ordinary course of business, or renewals or extensions of existing Contracts;

            (i) make any Tax election that, individually or in the aggregate, could reasonably be expected to adversely affect in any material respect the Tax liability or Tax attributes of the Company or its Subsidiaries or settle or compromise any material Tax liability;

            (j) (i) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or Litigation (whether or not commenced prior to the date of this Agreement), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of the Company included in Company Filed SEC Documents or incurred since the date of such financial statements, or (ii) subject to
      Section 5.3, waive the benefits of, agree to modify in any manner, terminate, release any Person from or fail to enforce any confidentiality, standstill or similar Contract to which the Company or any of its Subsidiaries is a party or is a beneficiary;

            (k) except as required in order to comply with law, (i) establish, enter into, adopt or amend or terminate any Company Benefit Plan or Company Benefit Agreement, (ii) change any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plan, or change the manner in which contributions to any Company Pension Plan are made or the basis on which such contributions are determined or
      (iii) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with past practice, under any collective bargaining agreement, Company Benefit Plan or Company Benefit Agreement;

            (l) other than in the ordinary course of business consistent with past practice (other than with respect to executive officers), increase the compensation, bonus or other benefits of any current or former director, consultant, officer or other employee, (i) grant any current or former director, consultant, officer or other employee or independent contractor any increase in severance or termination pay, (ii) amend or modify any Company Stock Option or (iii) or pay any benefit or amount not required by a plan or arrangement as in effect on the date of this Agreement to any such Person;

            (m) transfer or license to any Person or entity or otherwise extend, amend or modify or allow to revert, lapse or expire any material rights to the Intellectual Property Rights of the Company and its Subsidiaries, other than in the ordinary course of business consistent with past practices;

            (n) enter into or amend any Contract of the type listed in Section 3.13(a), (b) and (c);

            (o) obtain, through acquisition, lease, sublease or otherwise, any real property or rights to use real property;

            (p) increase the headcount of full-time, permanent employees of the Company or its Subsidiaries;

            (q) except insofar as may be required by a change in GAAP or regulatory requirements, make any material changes in accounting methods, principles or practices;

            (r) take any action that would, or that would reasonably be expected to, result in any condition to the Offer or the Merger not being satisfied;

            (s) delay payment of, not recognize, not record or otherwise fail to satisfy or pay any material liability of the Company or its Subsidiaries incurred in the ordinary course of business consistent with past practices, or take other action that would result in the Cash Equivalent Balance to not materially reflect the cash equivalent position of the Company in a manner consistent with past practices of the Company; or

            (t) authorize, or commit, resolve or agree to take, any of the foregoing actions.

      Section 5.2 ADVICE OF CHANGES. The Company and the Parent shall promptly advise the other party orally and in writing to the extent it has knowledge of
(a) any representation or warranty made by it (and, in the case of the Parent, made by the Purchaser) contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (b) the failure by it (and, in the case of the Parent, by the Purchaser) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement and (c) any change or event having, or which is reasonably likely to have, a Material Adverse Effect on such party or on the truth of their respective representations and warranties or the ability of the conditions in
Article 6 or Exhibit A to be satisfied, but no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

      Section 5.3 NO SOLICITATION BY THE COMPANY.

            (a) The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of director, officer, employee, investment banker, financial advisor, attorney, accountant or other representative (collectively, "REPRESENTATIVES") retained by it or any of its Subsidiaries to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, any Takeover Proposal, but, if, at any time prior to acceptance for payment of shares of Company Common Stock pursuant to and subject to the conditions of the Offer (the "SPECIFIED DATE"), a majority of the members of the board of directors of the Company determine in good faith (after consultation with outside counsel) that failure to do so would be a breach of the fiduciary duties of the Company's board of directors to the Company's stockholders under applicable law, the Company may, in response to a Takeover Proposal that a majority of the members of the board of directors of the Company determine in good faith is or is reasonably likely to result in a Superior Proposal and which Takeover Proposal was not solicited by it in breach of this Section 5.3 or which did not otherwise result from a breach of this Section 5.3, and subject to providing prior written notice of its decision to take such action to the Parent and compliance with Section 5.3(c), (x) furnish information with respect to the Company and its Subsidiaries to any Person making such Takeover Proposal pursuant to a customary confidentiality agreement (but if such confidentiality agreement contains provisions that are less restrictive than the comparable provision in, or omits restrictive provisions, contained in the Confidentiality Agreement, dated September 2, 2003 between the Parent and the Company (the "CONFIDENTIALITY AGREEMENT"), then the Confidentiality Agreement shall be deemed amended to contain only such less restrictive provisions or to omit such restrictive provisions as applicable) and (y) participate in discussions or negotiations regarding such Takeover Proposal.

      For purposes of this Agreement, "SUPERIOR PROPOSAL" means any offer not solicited by the Company in breach of this Section 5.3 made by a third party to consummate a tender offer, exchange offer, merger, consolidation or similar transaction which would result in such third party (or its stockholders) owning, directly or indirectly, all or substantially all of the shares of Company Common Stock then outstanding (or of the surviving entity in a merger) or all or substantially all of the assets of the Company and its Subsidiaries and otherwise on terms which a majority of the members of the board of directors of the Company determine in good faith

(after consultation with outside counsel) (i) to be more favorable to the Company's stockholders than the Offer and the Merger (as amended in accordance with the terms of this Agreement or as proposed to be amended pursuant to any New Parent Proposal) than the terms of this Agreement after consideration of the factors permitted to be considered in such circumstances under Delaware law and
(ii) for which financing, to the extent required, is then committed or which, in the good faith judgment of a majority of the members of the board of directors of the Company, is reasonably capable of being obtained by such third party.

      For purposes of this Agreement, "TAKEOVER PROPOSAL" means any inquiry, proposal or offer from any third party Person relating to any direct or indirect acquisition or purchase of 15% or more of the assets of the Company and its Subsidiaries, taken as a whole, or 15% or more of any class or series of equity securities of the Company or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class or series of equity securities of the Company or any of its Subsidiaries, or any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, other than the Transactions.

            (b) Neither the Company nor the board of directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Parent, the Company Recommendation, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal, or (iii) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement (each, an "ACQUISITION AGREEMENT") related to any Takeover Proposal, in any such case to permit or facilitate the consummation of a Takeover Proposal, or propose or agree to do any of the foregoing constituting or related to, or which is intended to or would reasonably be expected to lead to, any Takeover Proposal. Notwithstanding the foregoing, at any time prior to the Specified Date, if a majority of the members of the board of directors of the Company determine in good faith (after consultation with outside counsel) that failure to do so would be a breach of the fiduciary duties of the board of directors to the Company's stockholders under applicable law, the Company may withdraw or modify the Company Recommendation or terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause the Company to enter into any Acquisition Agreement with respect to any Superior Proposal), but only (x) at a time that is after the third Business Day following the Parent's receipt of written notice advising the Parent that the board of directors of the Company is prepared to take such action (during which period the Company shall negotiate in good faith with the Parent and the Purchaser concerning any New Parent Proposal), specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal and (y) if, at the time of such withdrawal, modification or termination, such proposal continues to be a Superior Proposal, taking into account any amendment of the terms of the Offer or the Merger by the Parent or any proposal by the Parent to amend the terms of this Agreement, the Offer or the Merger (a "NEW PARENT PROPOSAL").

            (c) In addition to the obligations of the Company set forth in Sections 5.3(a) and 5.3(b), the Company shall promptly (and no later than 24 hours) advise the Parent orally and in writing of any request for information or of any inquiry with respect to a Takeover Proposal that could reasonably be expected to result in a Superior Proposal and the material terms and conditions of such request, inquiry or Takeover Proposal and the identity of the Person making such request, inquiry or Takeover Proposal. The Company will promptly keep the Parent informed of the status and details (including amendments or changes or proposed amendments or changes) of any such request, inquiry or Takeover Proposal.

            (d) Nothing contained in this Section 5.3 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of a majority of the members of the board of directors of the Company, after consultation with outside counsel, failure so to disclose would constitute a breach of its obligations under applicable law, but, subject to Section 5.3(b), neither the Company nor its board of directors nor any committee thereof shall withdraw or modify, or propose to withdraw or modify the Company Recommendation or approve or recommend, or propose to approve or recommend, a Takeover Proposal.

      Section 5.4 ACCESS TO INFORMATION; CONFIDENTIALITY. Subject to the Confidentiality Agreement, upon reasonable notice, the Company shall, and shall cause each of its Subsidiaries to, afford to the Parent and to its Representatives, reasonable access during normal business hours during the period prior to the Effective Time to all its properties, books, contracts, commitments, and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, promptly furnish or make available to the Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as the Parent may reasonably request. The Company shall not be required to provide access to or disclose information where such access or disclosure would contravene any law, rule, regulation, order, decree or agreement or could affect the Company's attorney-client privilege to the detriment of the Company. No review pursuant to this Section 5.4 shall have an effect for the purpose of determining the accuracy of any representation or warranty given by either party hereto to the other party hereto. The Parent will hold, and will cause its Representatives to hold, any nonpublic information confidential, in accordance with the terms of the Confidentiality Agreement.

      Section 5.5 REASONABLE EFFORTS.

            (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other Transactions, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions to the Offer and to the Closing to be satisfied as promptly as practicable; (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity; (iii) the obtaining of all necessary consents, approvals or waivers from third parties; (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement, but the Parent will not be required to agree to, or proffer to, (i) divest or hold separate any of the Parent's, the Company's or any of their respective Subsidiaries' or affiliates' businesses or assets or (ii) cease to conduct business or operations in any jurisdiction in which the Parent, the Company or any of their respective Subsidiaries conducts business or operations as of the date of this Agreement.

            (b) In connection with and without limiting the foregoing, the Company and its board of directors, and the Parent and its manager, shall
      (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Offer, the Merger, this Agreement or any of the other Transactions and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Offer, the Merger, this Agreement or any other Transaction, take all action necessary to ensure that the Offer, the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger and the other Transactions.

            (c) Nothing in this Agreement shall permit the Company to divest, hold separate or enter into any consent decree (or offer to enter into any agreement or consent decree) to divest, hold separate or maintain or change any business practice in order to obtain regulatory approval of the Transactions. Nothing in this Agreement shall require the Parent or the Purchaser to commence any litigation in order to prevent (or remove) the entry of any Restraint under antitrust or similar laws.

      Section 5.6 EMPLOYEE MATTERS

            (a) Parent shall provide, or cause to be provided, from the Effective Time through December 31, 2004, to current employees of the Company and its Subsidiaries who continue employment through the Effective Time (the "COMPANY EMPLOYEES"), taken as a whole, employee benefits (disregarding for such purpose any Company Benefit Plans or Company Benefit Agreements that provide for equity and/or equity-based compensation) and annual bonus opportunities that are, in the aggregate, substantially equivalent to the employee benefits and annual bonus opportunities provided to Company Employees immediately prior to the date of this Agreement, but neither the Parent nor the Surviving Corporation shall have any obligation to issue, or adopt any plans or arrangements providing for the issuance of, shares of capital stock, warrants, options or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plans or arrangements and no plans or arrangements of Company or any of its Subsidiaries providing for such issuance shall be taken into account in determining whether employee benefits are substantially equivalent in the aggregate.

            (b) For purposes of eligibility and vesting under the employee benefit plans of the Parent and its Subsidiaries providing benefits to the Company Employees (the "PARENT PLANS"), the Parent shall credit, and shall cause the Surviving Corporation to credit, each Company Employee with his or her years of service with the Company and its Subsidiaries and any predecessor entities, to the same extent as such Company Employee was entitled immediately prior to the Effective Time to credit for such service under any similar Company Benefit Plan. The Parent Plans shall not deny Company Employees coverage on the basis of pre-existing conditions and shall credit such Company Employees for any deductibles and out-of-pocket expenses paid in the year of initial participation in the Parent Plans.

            (c) Nothing contained in this Section 5.6 or elsewhere in this Agreement shall be construed to prevent the termination of employment of any individual Company Employee or any change in the employee benefits available to any individual Company Employee or the amendment or termination of any particular Company Benefit Plan or Company Benefit Agreement to the extent permitted by its terms as in effect immediately prior to the Effective Time.

      Section 5.7 INDEMNIFICATION, EXCULPATION AND INSURANCE.

            (a) The Parent agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time existing in favor of the current or former directors or officers of the Company and its Subsidiaries as provided in their respective certificate of incorporation or bylaws (or comparable organizational documents) and any indemnification agreements of the Company (as each is in effect prior to the Effective Time), shall be assumed by the Surviving Corporation, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms, and the Parent shall cause the Surviving Corporation to honor all such rights. In the event that any Independent Directors remain on the Company's board of directors in accordance with the terms of Section 1.3(c), the Parent agrees to cause the Surviving Corporation to purchase a directors' and officers' liability insurance policy for the benefit of such Independent Directors on terms with respect to coverage and amounts no less favorable than those of the Company's directors' and officers' liability insurance policy currently in effect. The certificate of incorporation and bylaws of the Surviving Corporation will contain provisions with respect to such indemnification and elimination of liability for monetary damages at least as favorable to the directors and officers of the Company as those set forth in the current certificate of incorporation and bylaws of the Company, and for a period of six (6) years from the Effective Time, those provisions will not be repealed or amended or otherwise modified in any manner that would adversely affect the rights thereunder of the directors and officers of the Company, except to the extent, if any, that such modification is required by applicable law.

            (b) If the Surviving Corporation or any of its successors or assigns
      (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, or otherwise dissolves the Surviving Corporation, then, and in each such case, the Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.7.

            (c) At or prior to the earlier to occur of (i) the purchase of shares of Company Common Stock by the Purchaser pursuant to the Offer or
      (ii) the Effective Time, the Company shall purchase directors' and officers' liability insurance coverage for the Company's directors and officers for up to six years following the earlier to occur of (i) the purchase of shares of Company Common Stock by the Purchaser pursuant to the Offer or (ii) the Effective Time with respect to claims arising from or related to facts or events which occurred at or before the Effective Time which shall provide them with the same coverage and amounts and containing terms and conditions which are no less advantageous to the Company's current or former directors and officers than those in effect on the date hereof, provided that the Company shall not pay (or be required to pay in the future) aggregate premiums for such insurance coverage in excess of $1,000,000. In addition, at or before the earlier to occur of
      (i) the purchase of shares of Company Common Stock by the Purchaser pursuant to the Offer or (ii) the Effective Time, the Purchaser and Parent acknowledge and agree that the Company will execute and deliver to each of its directors and officers an indemnification agreement in a form previously provided to Parent.

            (d) The provisions of this Section 5.7 are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

      Section 5.8 FEES AND EXPENSES.

            (a) All fees and expenses incurred in connection with the Offer, the Merger, this Agreement and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

            (b) If (i) a Takeover Proposal shall have been made known to the Company or its Representatives or has been made directly to its stockholders or any Person has communicated an intention (whether or not conditional) to make a Takeover Proposal, which Takeover Proposal has not been withdrawn or abandoned at the time of termination of this Agreement, and thereafter this Agreement is terminated by either the Parent or the Company pursuant to Section 7.1(b)(i) (as a result of the failure to satisfy the Minimum Condition or the condition set forth in paragraph (f) of Exhibit A) or Section 7.1(b)(iii) (but not if Company Stockholder Approval would have been obtained at the meeting referred to in Section 7.1(b)(iii) but for the failure of Parent or Purchaser to vote in favor of this Agreement shares of Company Common Stock which either of them then own or over which either of them then exercises voting control) then the Company shall reimburse the Parent's and Purchaser's reasonable out of pocket expenses incurred in connection with this Agreement and the Transactions in an aggregate amount up to $300,000 and if the Company enters into an Acquisition Agreement or consummates a Takeover Proposal (which for purposes of this sentence only shall have the meaning assigned to such term in Section 5.3, except that references to "15%" shall be deemed to be references to "51%") within twelve months following such termination with the party which had made the Takeover Proposal at the time of termination, the Company shall pay to the Parent an amount equal to $300,000 (the "TERMINATION FEE") minus the out-of-pocket expenses previously reimbursed as described above or (ii) this Agreement is terminated pursuant to Section 7.1(c), 7.1(d)(i), 7.1(d)(ii) or 7.1(f), then in any such case the Company shall promptly, but in no event later than the second Business Day following such termination, pay to the Parent the Termination Fee, payable by wire transfer of same day funds. The Company acknowledges that the agreements contained in this Section 5.8 are an integral part of the Transactions, and that, without these agreements, the Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amounts due pursuant to this Section 5.8(b), and, in order to obtain such payment, the Parent commences a suit which results in a judgment against the Company for the amounts set forth in this Section 5.8(b), the Company shall pay to the Parent its reasonable costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 5.8 at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. In no event shall Parent be entitled to receive payment of more than one Termination Fee.

            (c) The Company acknowledges and agrees that in the event of a willful material breach of Section 5.3, the payment of the Termination Fee shall not constitute the exclusive remedy available to the Parent, and that the Parent shall be entitled to the remedies set forth in Section 8.11, including injunction and specific performance, and all other remedies available at law or in equity to which the Parent is entitled.

      Section 5.9 PUBLIC ANNOUNCEMENTS. The Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law, the Commission, court process or by obligations pursuant to any listing or quotation agreement with any national securities exchange or national trading system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

      Section 5.10 COMPANY OPTION.

            (a) The Company hereby grants to the Purchaser an irrevocable option, subject to paragraph (d) below (the "PURCHASER OPTION"), to purchase up to that number of newly issued shares of Company Common Stock (the "PURCHASER OPTION SHARES") equal to the number of shares of Company Common Stock that, when added to the number of Company Common Stock owned by the Parent, the Purchaser and their Affiliates immediately following consummation of the Offer, shall constitute one share more than 90% of the Fully Diluted Shares (after giving effect to the issuance of the Purchaser Option Shares) for a consideration per the Purchaser Option Share equal to the Offer Price.

            (b) The Purchaser Option shall be exercisable only after the acceptance for payment of the shares of Company Common Stock tendered pursuant to the Offer by the Purchaser as a result of which the Parent, the Purchaser and their Affiliates would own beneficially at least 80% of the Fully Diluted Shares.

            (c) If the Purchaser wishes to exercise the Purchaser Option, the Purchaser shall give the Company one Business Day prior written notice specifying the number of shares of Company Common Stock that are or will be beneficially owned by the Parent, the Purchaser and their Affiliates immediately following consummation of the Offer and specifying a place and a time (which may be concurrent with the consummation of the Offer) for the closing of such purchase. The Company shall, as soon as practicable following receipt of such notice, deliver written notice to the Parent specifying the number of the Purchaser Option Shares. At the closing of the purchase of the Purchaser Option Shares, the portion of the purchase price owing upon exercise of such the Purchaser Option which equals the product of (x) the number of shares of Company Common Stock purchased pursuant to such the Purchaser Option, multiplied by (y) the Offer Price, shall be paid to the Company in the form of a promissory note or in cash by wire transfer or cashier's check.

            (d) Notwithstanding the foregoing provisions of this Section 5.10, the Purchaser Option may only be exercised if (i) the issuance of the Purchaser Option Shares would not require the approval of the stockholders of the Company under applicable law or regulation (including, but not limited to, NASDAQ rules and regulations including Section 4350(i)(1)(D) of the NASD Manual), or NASDAQ has granted a waiver from any such rule or regulation that is reasonably acceptable to Parent, Purchaser and the Company, and there is no other applicable law, rule or regulation that would require the approval of the Company's stockholders for the issuance of the Purchaser Option Shares, or (ii) a meeting of the Company's stockholders is held at which the issuance of the Purchaser Option Shares is duly approved. Upon and after the request of Parent, the Company will use its reasonable best efforts to obtain such a waiver from NASDAQ or schedule and hold a meeting of its stockholders as promptly as reasonably possible after any such request.

Article 6    CONDITIONS PRECEDENT

      Section 6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger, whether effected in accordance with Section 253 of the DGCL or otherwise, is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions (in addition to any other conditions set forth herein):

            (a) The Company Stockholder Approval shall have been obtained, unless the Purchaser shall have accepted for payment pursuant to the Offer such number of shares of Company Common Stock which, when aggregated with the shares of Company Common Stock otherwise beneficially owned by the Parent or its Subsidiaries, represents at least ninety percent of the outstanding shares of Company Common Stock.

            (b) No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental

      Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "RESTRAINTS") shall be in effect preventing the consummation of the Merger; provided, however, that (except as provided in Section 5.6(c)) each of the parties shall have used its reasonable efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

            (c) The Company shall have a Cash Equivalents balance of at least $16,700,000, but such amount shall be reduced by any Cash Equivalents expended (i) subsequent to the Initial Expiration Date, (ii) in connection with the implementation of the Company's Operating Plan, and (iii) in connection with the consummation of the transactions described herein (including the purchase of directors' and officers' liability insurance pursuant to Section 5.7).

      Section 6.2 CONDITIONS TO PURCHASER'S OBLIGATION TO EFFECT MERGER. If the Purchaser shall not have previously accepted for payment and paid for the Company Common Stock pursuant to the Offer, the obligation of Purchaser to effect the Merger is subject to the satisfaction or waiver of all of the conditions of the Offer set forth in Exhibit A (in addition to any other conditions set forth herein) other than the Minimum Condition.

Article 7   TERMINATION, AMENDMENT AND WAIVER

      Section 7.1 TERMINATION. This Agreement may be terminated, and the Offer and the Merger may be abandoned, at any time prior to the Effective Time, notwithstanding the requisite adoption of this Agreement:

            (a) by mutual written consent of the Parent and the Company (but after the Specified Date, the consent of a majority of the Independent Directors shall also be required);

            (b) by either the Parent or Company:

                  (i) if (A) as the result of the failure of any of the
            conditions set forth in Exhibit A, the Offer shall have terminated or expired in accordance with its terms without the Purchaser having purchased any shares of Company Common Stock pursuant to the Offer or (B) the Purchaser shall not have accepted for payment any shares of Company Common Stock pursuant to the Offer prior to December 31, 2003 (but if the Minimum Condition has not been satisfied by such date, then such date shall be automatically extended to April 30,
            2004) (the "TERMINATION DATE"); but the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party (X) whose failure to perform any of its obligations under this Agreement results in the failure of the Offer to be consummated by such time or (Y) if the Company has in good faith scheduled a Company Stockholders Meeting pursuant to Section 1.8 and such meeting has not yet been held;

                  (ii) if any Restraint having any of the effects set forth in
            Section 6.1(b) or having the effect of preventing the consummation of the Offer shall be in effect and shall have become final and nonappealable, but the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) must have (except as provided in Section 5.6(c)) used reasonable efforts to prevent the entry of and to remove such Restraint; or

                  (iii) if, upon a vote at a duly held meeting to obtain the
            Company Stockholder Approval, Company Stockholder Approval is not obtained;

            (c) by the Parent, if (i) the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in paragraph (f) or (g) of Exhibit A or clause (c) of the first paragraph of Exhibit A, and (B) is incapable of being or has not been cured by the Company within 10 calendar days after giving written notice to Company of such breach or failure to perform, or (ii) any of the conditions to Purchaser's obligation to effect the Merger set forth in
      Article 6 shall not have been satisfied following the receipt of Company Stockholder Approval; or

            (d) by the Parent:

                  (i) if the Company or any of its directors or officers shall breach Section 5.3 in any material respect; or

                  (ii) (w) if the board of directors of the Company or any
            committee thereof shall withdraw or modify, or make any disclosure to the stockholders of the Company, whether or not permitted under this Agreement, that has the effect of withdrawing, modifying or supplementing the Company Recommendation in a manner adverse to the Parent or the Purchaser, (x) if the board of directors of the Company or any committee thereof shall approve or recommend, or make any disclosure to the stockholders of the Company, whether or not permitted under this Agreement, approving or recommending, to the stockholders of the Company a Takeover Proposal, (y) if, after a Takeover Proposal shall have been made public, the board of directors of the Company fails to affirm its recommendation of the Offer, the Merger and this Agreement within three Business Days after any request from the Parent, or (z) if a tender offer or exchange offer constituting a Takeover Proposal is commenced, and the board of directors of the Company fails to recommend against acceptance of such offer by the stockholders of the Company (including by taking no position with respect to the acceptance of such offer by the stockholders of the Company).

            (e) prior to the Specified Date by the Company, if the Parent or the Purchaser shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement which breach is incapable of being or has not been cured by the Parent within 10 calendar days after giving written notice to the Parent of such breach;

            (f) prior to the Specified Date by the Company, in accordance with
      Section 5.3(b), subject to compliance by the Company with the notice provisions therein and the payment of the Termination Fee required by
      Section 5.8; or

            (g) by the Company, if the Purchaser shall have failed to commence the Offer within ten Business Days following the date of this Agreement, but the right to terminate this Agreement pursuant to this Section 7.1(g) shall not be available if the Company is at that time in material breach of any of its obligations under this Agreement.

      Section 7.2 EFFECT OF TERMINATION. If this Agreement is terminated by either the Company or the Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Parent or the Company, except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements in this Agreement. The Confidentiality Agreement, Section 5.8, this Section 7.2 and Article 8 shall survive termination of this Agreement.

      Section 7.3 PROCEDURE FOR TERMINATION. If a Party has a right to terminate this Agreement under Section 7.1, it may only exercise that right by delivering notice to the other parties of such termination, stating the subsection of
Section 7.1 providing the basis for such termination.

Article 8   GENERAL PROVISIONS

      Section 8.1 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

      Section 8.2 AMENDMENT. This Agreement may be amended by the parties at any time prior to the Effective Time; provided that after the purchase of shares of Company Common Stock pursuant to the Offer, no amendment shall be made which decreases the Merger Consideration, and after Company Stockholder Approval has been obtained, there shall not be made any amendment that by law requires further approval by the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

      Section 8.3 EXTENSION; WAIVER. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.2, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

      Section 8.4 NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by internationally recognized overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            (a)   If to the Parent or the Purchaser, to

                  Jaguar Technology Holdings, LLC
                  74-785 Highway 111, Suite 103
                  Indian Wells, CA 92210
                  Telecopy No.:  760-985-9797
                  Attention: Douglas B. Croxall

            With a copy (which shall not constitute notice) to:

                  Morrison & Foerster LLP
                  555 West Fifth Street, Suite 3500
                  Los Angeles, CA  90013
                  Telecopy No.:  213-892-5454
                  Attention:  Allen Z. Sussman

            (b)   If to Company, to

                  FirePond, Inc.
                  8009 South 34th Avenue
                  Minneapolis, MN  55425
                  Telecopy No.:  952-229-2502
                  Attention:  Klaus Besier

            With a copy (which shall not constitute notice) to:

                  McDermott, Will & Emery
                  28 State Street
                  Boston, MA 02109
                  Telecopy No.:  617-535-3800
                  Attention:  John B. Steele

      Section 8.5 DEFINITIONS. For purposes of this Agreement:

            (a) an "AFFILIATE" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where "CONTROL" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

            (b) "ASSOCIATE" is defined in Rule 12b-2 under the Exchange Act;

            (c) "BUSINESS DAY" means any day other than Saturday, Sunday or any other day on which banks are legally permitted to be closed in The City of New York;

            (d) "CONTRACT" means any written, oral, electronic or other lease, contract, license, arrangement, commitment, undertaking or understanding (whether or not defenses exist as to its enforceability);

            (e) "KNOWLEDGE" of any Person which is not an individual means the actual knowledge of such Person's executive officers after reasonable inquiry;

            (f) "MATERIAL ADVERSE CHANGE" or "MATERIAL ADVERSE EFFECT" means, when used in connection with Company or the Parent, any change, effect, event, occurrence, condition or development or state of facts that (i) is or would reasonably be expected to be materially adverse to the business, assets or results of operations or condition (financial or other) of such party and its Subsidiaries, taken as a whole, or (ii) prevents or materially delays the consummation of the Offer, the Merger or any other Transaction other than any change, effect, event, occurrence, condition or development or state of facts (A) relating to the U.S. economy in general,
      (B) relating to the industry in which such party operates in general (and not having a materially disproportionate effect on such party relative to most other industry participants), (C) in respect of changes in such party's stock price, in and of itself, (D) resulting from execution or compliance with the terms of this Agreement hereby or (E) in the case of Company, resulting from the failure to meet internal or external forecasts, revenue projections or earnings projections for any period ending after the date of this Agreement;

            (g) "PERSON" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and

            (h) a "SUBSIDIARY" of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

      Section 8.6 CONSTRUCTION AND INTERPRETATION. When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary. Exhibit A shall be read as if it were set forth entirely in this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. The plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include all genders and the neuter. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. A reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns. A reference to any legislation or to any provision of any legislation shall include any modification, amendment or re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto. The parties have participated jointly in the negotiation and drafting of this Agreement. If there is an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Each provision of this Agreement shall be given full separate and independent effect. Although the same or similar subject matters may be addressed in different provisions of this Agreement, the parties intend that, except as expressly provided in this

Agreement, each such provision be read separately, be given independent significance and not be construed as limiting any other provision in this Agreement (whether or not more general or more specific in scope, substance or context). No prior draft of this Agreement nor any course of performance or course of dealing shall be used in the interpretation or construction this Agreement.

      Section 8.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered (whether delivered by telecopy or otherwise) one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

      Section 8.8 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement, and supersedes all prior agreements, negotiations and understandings, both written, electronic or and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Section 5.6 and Section 5.7, are not intended to confer upon any Person, other than the parties, any rights or remedies.

      Section 8.9 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any other choice of law or conflict of law provision or rule (whether of the State of Delaware or otherwise) that would cause the application of the laws of any jurisdiction, other than the State of Delaware.

      Section 8.10 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

      Section 8.11 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware of and for the County of New Castle, if any dispute arises out of this Agreement or any of the Transactions, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than the Court of Chancery of the State of Delaware of and for the County of New Castle. Each Of the Parent, the Purchaser, And The Company Irrevocably And Unconditionally Waive Any Right It May Have To Trial By Jury In Any Action, Proceeding Or Counterclaim (Whether Based On Contract, Tort Or Otherwise) Arising Out Of Or Relating To This Agreement, The Negotiation Or Enforcement Hereof Or The Transactions.

      Section 8.12 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to and shall, subject to the discretion of such court, reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

      Each of the Parent, the Purchaser and the Company has caused this Agreement to be duly executed and delivered as of the date first written above.

                                     JAGUAR TECHNOLOGY HOLDINGS, LLC


                                     By:  /s/ Douglas B. Croxall
                                          ----------------------

                                     Name:  Douglas B. Croxall

                                     Title:  Managing Member



                                     FIRE TRANSACTION SUB, INC.


                                     By:  /s/ Douglas B. Croxall
                                          ----------------------

                                     Name:  Douglas B. Croxall

                                     Title:  President



                                     FIREPOND, INC.

                                     By:  /s/ Klaus P. Besier
                                          -------------------

                                     Name:  Klaus P. Besier

                                     Title: CEO

                                    EXHIBIT A

                             CONDITIONS OF THE OFFER

      Notwithstanding any other term of the Offer or this Agreement, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-l(c) under the Exchange Act, to pay for any shares of Company Common Stock tendered pursuant to the Offer unless (a) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of shares of Company Common Stock which would represent at least ninety percent of the Fully Diluted Shares (the "MINIMUM CONDITION"), (b) the fees and expenses paid or payable to the Company's advisors (including, without limitation, the fees and expenses of the Company's legal counsel and the Financial Advisor) for services performed and to be performed in connection with the Transactions (including, without limitation, the negotiation of this Agreement, the preparation of a fairness opinion and the preparation of the Schedule 14D-9) do not exceed $500,000 in the aggregate (or $550,000 in the aggregate in the event that the Company prepares a proxy statement for the Company Stockholders Meeting), subject to a reasonable increase in the event that the Company incurs unanticipated expenses or delays in connection with the Transactions, and (c) the Company shall have at least $16,700,000 (but such amount shall be reduced by any Cash Equivalents expended subsequent to the Initial Expiration Date, in connection with the implementation of the Company's Operating Plan, and in connection with the consummation of the transactions described herein (including the purchase of directors' and officers' liability insurance pursuant to Section 5.7)) (the "CASH EQUIVALENT BALANCE") in (i) cash, (ii) marketable securities (A) issued or directly and unconditionally guaranteed as to interest and principal by the United States government, or (B) issued by any agency of the United States, the obligations of which are backed by the full faith and credit of the United States, in each case maturing within three months after such date, (iii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within three months after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either Standard & Poor's or Moody's Investors Service, Inc. (the assets described in clauses (i), (ii) and (iii) being "CASH EQUIVALENTS") and the Parent shall have received a certificate of the chief financial officer of the Company certifying (and attaching supporting schedules) the calculations in clause (c). The term "FULLY DILUTED SHARES" means all outstanding securities entitled generally to vote in the election of directors of the Company on a fully diluted basis, after giving effect to the exercise or conversion of all (whether or not vested) options, rights and securities exercisable or convertible into such voting securities. Furthermore, notwithstanding any other term of the Offer or this Agreement, the Purchaser shall not be required to accept for payment or, subject as aforesaid, to pay for any shares of Company Common Stock not theretofore accepted for payment or paid for, and, subject to Section 1.1 of this Agreement, may terminate or amend the Offer, with the consent of the Company or if, as of the scheduled expiration date of the Offer (as extended pursuant to Section 1.1(a)) and before the acceptance of such shares for payment or the payment therefor, any of the following conditions exists:

            (a) there shall be, in connection with or in relation to the Offer or the Merger, any action by any Governmental Entity, domestic or foreign, or any applicable law enacted, issued, promulgated, entered, enforced, amended, instituted or deemed applicable, (i) that, in the good faith judgment of the Parent, directly or indirectly, would reasonably be expected to or which does restrain, prohibit or impose any material limitations on the Parent's or the Purchaser's ownership or operation by the Parent or the Purchaser (or that of any of their respective Subsidiaries or affiliates) of all or any material portion of the businesses or assets of the Company and its Subsidiaries taken as a whole, or to compel the Parent or the Purchaser or its Subsidiaries and affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company or of the Parent and its Subsidiaries taken as a whole, or seek to impose any material limitation on the ability of the Parent or the Purchaser to conduct its business or own such assets, (ii) that, in the good faith judgment of the Parent, directly or indirectly, would reasonably be expected to or which does make the acceptance for payment of, or the payment for, some or all of the tendered shares of Company Common Stock illegal or otherwise prohibiting, restricting or significantly delaying acceptance for payment of the Common Stock in the Offer or consummation of the Merger or the performance of any of the other Transactions, or that would reasonably be expected to obtain from the Company or the Purchaser any damages that are material in relation to the Company or to the Parent and its Subsidiaries, taken as a whole or that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company if such damages were assessed against the Company, (iii) that, in the good faith judgment of the Parent, directly or indirectly, would reasonably be expected to or which does impose material limitations on the ability of the Parent or the Purchaser, or render the Parent or the Purchaser unable, to acquire or hold or to exercise effectively full rights of ownership of any shares of Company Common Stock, including without limitation, the right to vote any shares of Company Common Stock acquired or owned by the Purchaser or the Parent on all matters properly presented to the stockholders of the Company, or effectively to control in any material respect the business, assets or operations of the Company, (iv) that, in the good faith judgment of the Parent, directly or indirectly, would reasonably be expected to or which does impose circumstances under which the purchase or payment for some or all of the tendered shares of Company Common Stock or the Merger would reasonably be expected to have a Material Adverse Effect on the Parent, (v) that, in the good faith judgment of the Parent, directly or indirectly, would require divestiture by the Parent or the Purchaser of any shares of Company Common Stock, but in order to invoke this condition, the Parent and the Purchaser shall have used commercially reasonable efforts to prevent such claim or ameliorate the effects thereof; and if the claim is a temporary restraining order or preliminary injunction of a court of competent jurisdiction, the Purchaser may not, by virtue of this condition alone, amend or terminate the Offer prior to the expiration of the initial period of the Offer, but may only, prior to such date extend the Offer and thereby postpone acceptance for payment or purchase of tendered shares of Company Common Stock, or (vi) which, in the good faith judgment of the Parent, directly or indirectly, otherwise would reasonably be expected to have a Material Adverse Effect on the Company; or

            (b) there shall be instituted or pending any action or proceeding by any third party or any government, Governmental Entity or court, domestic or foreign, that has, or has a substantial likelihood of resulting in, any of the consequences referred to in paragraph (a) above; or

            (c) there shall have occurred, or be reasonably expected to occur, a Material Adverse Change on the Company or a Material Adverse Effect on the Company; or

            (d) this Agreement shall have been terminated in accordance with its terms; or

            (e) (i) the board of directors of the Company shall have withdrawn, changed or modified (including by amendment of its Schedule 14D-9), in any such case in a manner adverse to the Purchaser or the Parent, or failed (upon the Parent's request) to reconfirm, the Company Recommendation or shall have (whether or not permitted under this Agreement) recommended a Takeover Proposal, or shall have adopted any resolution to effect any of the foregoing, (ii) the board of directors of the Company shall have determined (whether or not permitted under this Agreement) to recommend to the Company's stockholders that they approve any proposal other than the Offer and this Agreement in respect of a Takeover Proposal, or shall have determined to accept a Superior Proposal, (iii) a tender offer or exchange offer that, if successful, would result in any person or group becoming a beneficial owner of 15% or more of the outstanding shares of Company Common Stock is commenced (other than by the Parent or an affiliate of the Parent) and the board of directors of the Company fails to recommend, within 3 days after a request from the Parent, that the Company's stockholders not tender their Company Common Stock in such tender or exchange offer, (iv) any person (other than the Parent or an affiliate of the Parent, or an existing stockholder of the Company who is not currently a 15% or greater beneficial owner) or group becomes the beneficial owner of 15% or more of the outstanding Company Common Stock; or

            (f) any of the representations and warranties of the Company set forth in this Agreement, when read without any exception or qualification as to materiality or Company Material Adverse Effect, shall not be true and correct, as if such representations and warranties were made at the time of such determination (except to the extent any such representation or warranty expressly speaks as of a specific date, which must be untrue or incorrect as of such specific date and except for changes contemplated or permitted by the terms hereof) except (and for such purposes ignoring qualifications as to materiality in such representations or warranty), in either case, where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to (i) have a Company Material Adverse Effect, (ii) materially increase the cost of the Offer to the Purchaser, or (iii) have a Material Adverse Effect on the benefits to the Parent of the Transactions; or

            (g) the Company shall not have performed in all respects all material obligations, covenants or agreements required to be performed by it under this Agreement at or prior to the Expiration Date; or

            (h) the number of issued and outstanding shares of capital stock of the Company set forth in Section 3.4 of this Agreement is incorrect as of the date of this Agreement by such an amount which would result in an increase in the cost to the Purchaser of the Offer and Merger, if consummated, of more than two percent; or

            (i) there shall have occurred, and continued to exist, (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, any other national securities exchange or the Nasdaq National Market, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,
      (iii) a change in general financial bank or capital market conditions which materially and adversely affects the ability of financial institutions in the United

      States to extend credit or syndicate loans, (iv) a material limitation (whether or not mandatory) by any Governmental Entity on the extension of credit by banks or other lending institutions, or (v) in the case of any of the foregoing existing on the date of this Agreement, a material acceleration or worsening thereof, which, in the sole and reasonable judgment of the Purchaser or the Parent, in any such case, and regardless of the circumstances giving rise to any such condition (including any action or inaction by the Parent or any of its affiliates, other than an action or inaction which constitutes a breach of this Agreement), makes it inadvisable to proceed with such acceptance for payment or payment.

The foregoing conditions are for the sole benefit of the Purchaser and the Parent and may be asserted by the Purchaser or the Parent regardless of the circumstances giving rise to such condition or may be waived by the Purchaser and the Parent in whole or in part at any time and from time to time in their sole discretion. The failure by the Parent, the Purchaser or any other affiliate of the Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

Accounting Rules..............................................................14
Acquisition Agreement.........................................................28
Affiliate.....................................................................38
Agreement......................................................................1
Appointment Date..............................................................24
Associate.....................................................................38
Board Fraction.................................................................4
Business Day..................................................................39
Cash Equivalents...............................................................1
Certificate of Merger..........................................................6
Certificates...................................................................7
Closing........................................................................5
Closing Date...................................................................5
Code...........................................................................8
Commission.....................................................................2
Company........................................................................1
Company Authorized Preferred Stock............................................11
Company Commission Documents..................................................13
Company Common Stock...........................................................1
Company Disclosure Letter.....................................................10
Company Employees.............................................................31
Company ESPP..................................................................10
Company Filed SEC Documents...................................................14
Company Permits...............................................................15
Company Recommendation........................................................11
Company Stock Options.........................................................11
Company Stock Plans...........................................................11
Company Stockholder Approval..................................................21
Company Stockholders Meeting..................................................29
Confidentiality Agreement.....................................................27
Contract......................................................................39
Control.......................................................................38
D&O Insurance.................................................................32
Dissenting Shares..............................................................9
Effective Time.................................................................6
Environmental Law.............................................................16
ESPP Date.....................................................................10
Exchange Act...................................................................3
Fully Diluted Shares...........................................................1
GAAP..........................................................................14
Governmental Entity...........................................................13
Hazardous Materials...........................................................16
Indemnified Party.............................................................32
Independent Directors..........................................................5
Information Statement......................................................5, 14

Intellectual Property Rights..................................................16
Knowledge.....................................................................39
Liens.........................................................................11
Litigation....................................................................15
Losses........................................................................32
Material Adverse Change.......................................................39
Material Adverse Effect.......................................................39
Maximum Premium...............................................................32
Merger.........................................................................1
Merger Consideration...........................................................7
Minimum Condition..............................................................1
New Parent Proposal...........................................................28
Offer..........................................................................1
Offer Documents................................................................2
Optionee.......................................................................9
Parent.........................................................................1
Parent Plans..................................................................31
Paying Agent...................................................................7
Person........................................................................39
Proxy Statement...............................................................13
Purchaser......................................................................1
Purchaser Option..............................................................34
Purchaser Option Shares.......................................................34
Release.......................................................................16
Representatives...............................................................26
Restraints....................................................................35
SARs..........................................................................11
Schedule 14D-9.................................................................3
Securities Act................................................................13
Specified Date................................................................27
Subject........................................................................5
Subsidiary....................................................................39
Superior Proposal.............................................................27
Surviving Corporation..........................................................5
Takeover Proposal.............................................................27
Tax Returns...................................................................21
Taxes.........................................................................21
Termination Date..............................................................35
Termination Fee...............................................................33
Transactions...................................................................1


                                      B-2